Exhibit 4.8


                     STOCK OPTION AGREEMENT

        FOR NON-INCENTIVE STOCK OPTIONS UNDER SECTION 422
                  OF THE INTERNAL REVENUE CODE
                           PURSUANT TO
                   THE FIRST SAVINGS BANK, FSB
              1992 STOCK OPTION AND INCENTIVE PLAN


     STOCK OPTIONS for a total of ______ shares of Common Stock, par value $1.00 per share, of The First Savings Bank, FSB (the "Savings Bank"), is hereby granted to _______________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms, definitions and provisions of the 1992 Stock Option and Incentive Plan (the "Plan") adopted by the Savings Bank which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended.

     1.     Option Price.  The Option price is _______ for each
Share, being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercises of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows:

            (a)     Schedule of Rights to Exercise.

                                   Percentage of Total Shares
Years of Continuous Employment     Subject to Option Which May
After Date of Grant of Option             Be Exercised
______________________________     ____________________________

Upon Grant.....................                     ___%
1 year but less than 2 years...                     ___%
2 years but less than 3 years..                     ___%
3 years but less than 4 years..                     ___%
4 years but less than 5 years..                     ___%
Over 5 years...................                     ___%

Notwithstanding any provisions in this Section 2, in no event shall this Option be exercisable prior to ratification of the Plan by the Savings Bank's stockholders as required by the Plan.

            (b) Method of Exercise. This Option shall be exercisable by a written notice which shall:

                    (i)    State the election to exercise the
            Option, the number of Shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such Shares of Common Stock is to be registered, his address and Social Security Number (of if more than one, the names, addresses and Social Security Numbers of such persons);

                  (ii)     Contain such representations and
            agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Savings Bank's counsel;

                 (iii)     Be signed by the person or persons
            entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Savings Bank, of the right of such person or persons to exercise the option; and

                  (iv)     Be in writing and delivered in person
            or by certified mail to the Treasurer of the Savings
            Bank.

     Payment of the purchase price of any Shares with respect to which the Option is being exercised shall be by certified or bank cashier's or teller's check. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

            (c) Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Savings Bank may require the person exercising this Option to make any representation and warranty to the Savings Bank as may be required by any applicable law or regulation.

     3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     4. Term of Option. This Option may not be exercised more than __ years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     5. Related Matters. Notwithstanding anything herein or in the Plan to the contrary, such Options granted hereunder shall remain exercisable for the term specified at Section 4 of this Agreement without regard to the future status of service or employment of the Optionee rendered to the Savings Bank.

                                   THE FIRST SAVINGS BANK, F.S.B.


Date of Grant:  _______________    By: __________________________


Attest:


__________________________________

(SEAL)